Exhibit 99.1

DIGITILITI, INC. STOCK OPTION PLAN

1.

Purposes of the Plan.  This Plan is designed and intended to enable the Company to attract and retain qualified and competent personnel and to promote the success of the Company by providing additional incentive to Employees, Directors and Consultants through grants of Options or Shares. Under the Plan, the Company may grant Incentive Stock Options, Nonstatutory Stock Options and Stock Purchase Rights as determined by the Administrator.

2.

Definitions.  As used herein, the following definitions shall apply:

(a)

“Administrator” means the Board or any of its Committees as shall be administering the Plan at the direction and with the authorization of the Board.

(b)

“Applicable Laws” means the requirements relating to the administration of stock option plans under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any other country or jurisdiction where Options or Stock Purchase Rights are granted under the Plan.

(c)

“Board” means the Board of Directors of the Company.

(d)

“Change in Control” means the occurrence of any of the following events:

(i)

Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) acquires, directly or indirectly, more than eighty percent (80%) of the voting power represented by the then outstanding securities of the Company; or

(ii)

The consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; or

(iii)

The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) more than percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

(e)

“Code” means the Internal Revenue Code of 1986, as amended.

(f)

“Committee” means a committee of Directors or of other individuals satisfying Applicable Laws appointed by the Board in accordance with Section 5 hereof.

(g)

“Common Stock” means the Common Stock of the Company.

(h)

“Company” means Storage Elements, Inc., a Minnesota corporation.

(i)

“Consultant” means any person who is engaged by the Company or any Parent or Subsidiary to render consulting or advisory services to such entity.

(j)

“Director” means a member of the Board.

(k)

“Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code.

(l)

“Employee” means any person, including officers and Directors, employed by the Company or any Parent or Subsidiary of the Company on a part-time or full time basis.  Neither service as a Director nor payment of a Director’s fee by the Company shall be sufficient to constitute “employment” by the Company.

 (m)

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(n)

“Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i)

If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq National Market or The Nasdaq SmallCap Market of The Nasdaq Stock Market, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii)

If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value shall be the mean between the high bid and low asked prices for the Common Stock on the day of determination; or

(iii)

In the absence of an established market for the Common Stock, the Fair Market Value thereof shall be determined in good faith by the Administrator.

(o)

“Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.

(p)

“Nonstatutory Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

(q)

“Option” means a stock option granted pursuant to the Plan.

(r)

“Option Agreement” means a written or electronic agreement between the Company and an Optionee evidencing the terms and conditions of an individual Option grant.  The Option Agreement is subject to the terms and conditions of the Plan.

(s)

“Optioned Stock” means the Common Stock subject to an Option or a Stock Purchase Right.

(t)

“Optionee” means the holder of an outstanding Option or Stock Purchase Right granted under the Plan.

(u)

“Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(v)

“Plan” means this Digitiliti, Inc. Stock Option Plan.

(w)

“Restricted Stock” means Shares issued pursuant to a Stock Purchase Right or Shares of restricted stock issued pursuant to an Option.

(x)

“Restricted Stock Purchase Agreement” means a written agreement between the Company and the Optionee evidencing the terms and restrictions applying to Shares purchased under a Stock Purchase Right.  The Restricted Stock Purchase Agreement is subject to the terms and conditions of the Plan and the notice of grant.

(y)

“Securities Act” means the Securities Act of 1933, as amended.

(z)

 “Service Provider” means an Employee, Director, Consultant or part time employee of the Company.

(aa)

“Share” means a share of the Common Stock, as adjusted in accordance with Sections 11, 12 and 13 below.

(bb)

“Stock Purchase Right” means a right to purchase Common Stock pursuant to Section 9 below.

(cc)

“Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

3.

Effective Date and Term of Plan.   The Plan became effective on April 17, 2008, the date it was adopted by the Board and shall continue in effect until ten (10) years from the later of (i) the effective date of the Plan, or (ii) the earlier of the most recent Board or stockholder approval of an increase in the number of Shares reserved for issuance under the Plan.

4.

Stock Subject to the Plan.  Subject to the adjustment as provided herein, the maximum aggregate number of Shares that may be subject to Options or Stock Purchase Rights and sold under the Plan is 9,000,000 Shares.  The Shares may be authorized but unissued, or reacquired Common Stock.  If an Option or Stock Purchase Right expires or becomes unexercisable without having been exercised in full, the unpurchased Shares that were subject thereto shall become available for future grant or sale under the Plan.  In addition, any unvested Shares of Restricted Stock that are repurchased by the Company at their original purchase price shall become available for future grant under the Plan.

5.

Administration of the Plan.

(a)

Administrator.  The Plan shall be administered by the Board or a Committee appointed by the Board, which Committee shall have at least two members and comply with Applicable Laws.

(b)

Powers of the Administrator.  Subject to the provisions of the Plan and, in the case of a Committee, the specific duties delegated by the Board to such Committee, and subject to the approval of any relevant authorities, the Administrator shall have the authority in its discretion: (i) to determine the Fair Market Value; (ii)  to select the Service Providers to whom Options and Stock Purchase Rights may from time to time be granted hereunder; (iii) to determine the number of Shares to be covered by each such award granted hereunder; (iv) to approve forms of agreement for use under the Plan; (v) to determine the terms and conditions of any Option or Stock Purchase Right granted hereunder; (vi) to prescribe, amend and rescind rules and regulations relating to the Plan; (vii) to allow Optionees to satisfy withholding tax obligations by electing to have the Company withhold from the Shares to be issued upon exercise of an Option or Stock Purchase Right that number of Shares having a Fair Market Value equal to the minimum amount required to be withheld; and (viii) to construe and interpret the terms of the Plan and Options and Stock Purchase Rights granted pursuant to the Plan.

(c)

Effect of Administrator’s Decision.

All decisions, determinations and interpretations of the Administrator shall be final and binding on all Optionees, unless otherwise determined by the Board in which case such determination by the Board shall be final.

6.

Eligibility.  Incentive Stock Options may be granted to Employees only.  Nonstatutory Stock Options and Stock Purchase Rights may be granted to any Service Provider.

7.

Restrictions on Options.

(a)

Limit on Number of Shares.  Each Option shall be designated in the Option Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option.  However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Optionee during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds $100,000, such Options shall be treated as Nonstatutory Stock Options.  For purposes of this Section 7(a), Incentive Stock Options shall be taken into account in the order in which they were granted.  The Fair Market Value of the Shares shall be determined as of the time the Option with respect to such Shares is granted.

(b)

10% Shareholders.

(i)

Incentive Stock Option granted to an Employee who, at the time of grant of such Option, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, shall have an exercise price of no less than 110% of the Fair Market Value per Share on the date of grant and shall have a term of five (5) years from the date of grant or less as may be provided in the Option Agreement.

(ii)

Nonstatutory Stock Option granted to a Service Provider who, at the time of grant of such Option, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, shall have an exercise price shall be no less than 110% of the Fair Market Value per Share on the date of grant.

8.

Terms and Conditions of Options.  Each Option granted pursuant to this Plan shall be evidenced by an Option Agreement in such form as the Administrator shall approve from time to time, which agreements shall designate the Option as an Incentive Stock Option or a Nonstatutory Stock Option and evidence the following terms and conditions:

(a)

Number of Shares. Each Option Agreement shall specify the number of Shares to which it pertains.

(b)

Limit on Term of Option.  The term of each Option shall be stated in the Option Agreement and shall be no more than ten (10) years from the date of grant thereof.

(c)

Exercise Price.  The per share exercise price for the Shares to be issued upon exercise of an Option shall be such price as is determined by the Administrator, subject to the limitations set forth in Section 7(b); provided, however, in no case shall: (i) the per Share exercise price of any an Incentive Stock Option be less than 100% of the Fair Market Value per Share on the date of grant, or (ii) the per Share exercise price of a Nonstatutory Stock Option be less than 85% of the Fair Market Value per Share on the date of grant.

(d)

Forms of Payment.  The method and type of payment for the Shares to be issued upon exercise of an Option shall be determined by the Administrator (and, in the case of an Incentive Stock Option, shall be determined at the time of grant).  Such consideration may consist of, without limitation, (i) cash, (ii) check, (iii) promissory note, (iv) other Shares, provided Shares that were acquired directly from the Company (x) have been owned by the Optionee for more than six (6) months on the date of surrender, and (y) have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which such Option shall be exercised, (v) consideration received by the Company pursuant to a cashless exercise provision in the Option, or (vi) any combination of the foregoing methods of payment. In making its determination as to the type of consideration to accept, the Administrator shall consider if acceptance of such consideration may be reasonably expected to benefit the Company.

(e)

Procedure for Exercise.  Any Option granted hereunder shall be exercisable according to the terms hereof at such times and under such conditions as determined by the Administrator and set forth in the Option Agreement.  An Option may not be exercised for a fraction of a Share.  Except in the case of Options granted to officers, Directors and Consultants, Options shall become exercisable at a rate of no less than 20% per year over five (5) years from the date the Options are granted.  An Option shall be deemed exercised when the Company receives (i) written or electronic notice of exercise (in accordance with the Option Agreement) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised.  Shares issued upon exercise of an Option shall be issued in the name of the Optionee or, if requested by the Optionee, in the name of the Optionee and his or her spouse.  The Company shall issue (or cause to be issued) such Shares promptly after the Option is exercised. Exercise of an Option in any manner shall result in a decrease in the number of Shares thereafter available for sale under the Option, by the number of Shares as to which the Option is exercised.

(f)

Rights as a Stockholder Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the Shares, notwithstanding the exercise of the Option.  No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Sections 11, 12 and 13 of the Plan.

(g)

Termination of Options.  Each Option shall terminate and may no longer be exercised if the Optionee ceases for any reason to be a Service Provider to the Company, except that:

(i)

Termination of Relationship as a Service Provider.  If an Optionee ceases to be a Service Provider, such Optionee may exercise his or her Option within ninety (90) days of termination, or such longer period of time as specified in the Option Agreement, to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of the Option as set forth in the Option Agreement).  If, on the date of termination, the Optionee is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan.  If, after termination, the Optionee does not exercise his or her Option within the time specified by the Administrator, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

(ii)

Disability of Optionee.  If an Optionee ceases to be a Service Provider as a result of the Optionee’s Disability, the Optionee may exercise his or her Option within six (6) months of termination, or such longer period of time as specified in the Option Agreement, to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Option Agreement).  If, on the date of termination, the Optionee is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan.  If, after termination, the Optionee does not exercise his or her Option within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

(iii)

Death of Optionee.  If an Optionee dies while a Service Provider, the Option may be exercised within six (6) months following Optionee’s death, or such longer period of time as specified in the Option Agreement, to the extent that the Option is vested on the date of death (but in no event later than the expiration of the term of such Option as set forth in the Option Agreement) by the Optionee’s designated beneficiary, provided such beneficiary has been designated prior to Optionee’s death in a form acceptable to the Administrator.  If no such beneficiary has been designated by the Optionee, then such Option may be exercised by the personal representative of the Optionee’s estate or by the person(s) to whom the Option is transferred pursuant to the Optionee’s will or in accordance with the laws of descent and distribution.  If, at the time of death, the Optionee is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall immediately revert to the Plan.  If the Option is not so exercised within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

9.

Terms and Conditions of Stock Purchase Rights. Stock Purchase Rights granted under this Plan shall be evidenced by Restricted Stock Purchase Agreements in such form and not inconsistent with the Plan as the Administrator shall approve from time to time, which agreements shall include the following terms and conditions:

(a)

Rights to Purchase.  Stock Purchase Rights may be issued either alone, in addition to, or in tandem with other awards granted under the Plan and/or cash awards made outside of the Plan.  After the Administrator determines that it will offer Stock Purchase Rights under the Plan, it shall advise the offeree in writing or electronically of the terms, conditions and restrictions related to the offer, including the number of Shares that such person shall be entitled to purchase, the price to be paid, and the time within which such person must accept such offer.  The terms of the offer shall comply in all respects with all applicable laws. The offer shall be accepted by execution of a Restricted Stock Purchase Agreement in the form determined by the Administrator.

(b)

Repurchase Option.  Unless the Administrator determines otherwise, the Restricted Stock Purchase Agreement shall grant the Company a repurchase option exercisable within 90 days of the voluntary or involuntary termination of the purchaser’s service with the Company for any reason (including death or disability).  The purchase price for Shares repurchased pursuant to the Restricted Stock Purchase Agreement shall be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to the Company.  The repurchase option shall lapse at such rate as the Administrator may determine.  Except with respect to Shares purchased by Officers, Directors and Consultants, the repurchase option shall in no case lapse at a rate of less than 20% per year over five (5) years from the date of purchase.

(c)

Rights as a Stockholder.  Once the Stock Purchase Right is exercised, the purchaser shall have rights equivalent to those of a stockholder and shall be a stockholder when his or her purchase is entered upon the records of the duly authorized transfer agent of the Company.  No adjustment shall be made for a dividend or other right for which the record date is prior to the date the Stock Purchase Right is exercised, except as provided in Sections 11, 12 and 13 of the Plan.

      10.

Limited Transferability .  Unless determined otherwise by the Administrator, Options and Stock Purchase Rights may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or the laws of descent and distribution, and may be exercised during the lifetime of the Optionee, only by the Optionee.  If the Administrator in its sole discretion makes an Option or Stock Purchase Right transferable, such Option or Stock Purchase Right may only be transferred (i) by will, (ii) by the laws of descent and distribution, or (iii) to family members (within the meaning of Rule 701 of the Securities Act) through gifts or domestic relations orders, as permitted by Rule 701 of the Securities Act.

     11.

 Adjustments.  In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, may (in its sole discretion) adjust the number and class of Shares that may be delivered under the Plan and/or the number, class, and price of Shares covered by each outstanding Option or Stock Purchase Right.

    12.

 Dissolution or Liquidation.  In the event of the proposed dissolution or liquidation of the Company, the Administrator shall notify each Optionee as soon as practicable prior to the effective date of such proposed transaction.  To the extent it has not been previously exercised, an Option or Stock Purchase Right will terminate immediately prior to the consummation of such proposed action.

    13.

 Merger or Change in Control.  In the event of a merger of the Company with or into another corporation, or a Change in Control, each outstanding Option and Stock Purchase Right shall be assumed or an equivalent option substituted by the successor corporation or a Parent or Subsidiary of the successor corporation.  In the event that the successor corporation in a merger or Change in Control refuses to assume or substitute for the Option or Stock Purchase Right, then the Optionee shall fully vest in and have the right to exercise the Option or Stock Purchase Right as to all of the Optioned Stock, including Shares as to which it would not otherwise be vested or exercisable.  If an Option or Stock Purchase Right becomes fully vested and exercisable in lieu of assumption or substitution in the event of a merger or Change in Control, the Administrator shall notify the Optionee in writing or electronically that the Option or Stock Purchase Right shall be fully exercisable for a period of fifteen (15) days from the date of such notice, and the Option or Stock Purchase Right shall terminate upon expiration of such period.  For the purposes of this paragraph, the Option or Stock Purchase Right shall be considered assumed if, following the merger or Change in Control, the option or right confers the right to purchase or receive, for each Share of Optioned Stock subject to the Option or Stock Purchase Right immediately prior to the merger or Change in Control, the consideration (whether stock, cash, or other securities or property) received in the merger or Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the merger or Change in Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Option or Stock Purchase Right, for each Share of Optioned Stock subject to the Option or Stock Purchase Right, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of common stock in the merger or Change in Control.

  14.

   Conditions Upon Issuance of Shares.

(a)

Legal Compliance.  Shares shall not be issued pursuant to the exercise of an Option or Stock Purchase Right unless the exercise of such Option or Stock Purchase Right and the issuance and delivery of such Shares shall comply with Applicable Laws and shall be further subject to the approval of counsel for the Company with respect to such compliance.

(b)

Investment Representations.  As a condition to the exercise of an Option or Stock Purchase Right, the Administrator may require the person exercising such Option or Stock Purchase Right to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

(c)

Inability to Obtain Authority.  The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

    15.

 Employment and Shareholder Status.  The Plan does not constitute a contract of employment, and selection as an Optionee will not give any employee the right to be retained in the employ of the Company.  The grant of an option under the Plan shall not confer upon the holder thereof any right as a shareholder of the Company.  As of the date on which an Optionee exercises an option, the Optionee shall have all rights of a stockholder of record with respect to the number of shares of Common Stock as to which the option is exercised, irrespective of whether certificates to evidence the shares of stock have been issued on such date.

    16.

 Amendment and Termination of the Plan.  The Board may at any time amend, alter, suspend or terminate the Plan.  The Board shall obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.  No amendment, alteration, suspension or termination of the Plan shall impair the rights of any Optionee, unless required by applicable law or mutually agreed between the Optionee and the Administrator, which agreement must be in writing and signed by the Optionee and the Company.  Termination of the Plan shall not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Options granted under the Plan prior to the date of such termination.

    17.

 Time of Granting Options and Stock Purchase Rights.  The date of grant of an Option or Stock Purchase Right shall, for all purposes, be the date on which the Administrator makes the determination granting such Option or Stock Purchase Right, or such later date as is determined by the Administrator.  Notice of the determination shall be given to each Service Provider to whom an Option or Stock Purchase Right is so granted within a reasonable time after the date of such grant.

    18.

 Reservation of Shares.  The Company, during the term of this Plan, shall at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

   19.

  Shareholder Approval.  The Plan shall be subject to approval by the shareholders of the Company within twelve (12) months after the date the Plan is adopted.  Such shareholder approval shall be obtained in the manner required under Applicable Laws.

   20.

  Company Financial Information.  The Company shall provide to each Optionee and to each individual who acquires Shares pursuant to the Plan copies of the Company’s annual financial statements.